UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2008

QuadraMed Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32283	52-1992861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12110 Sunset Hills Road, Suite 600, Reston, VA 20190

(Address of principal executive office and zip code)

(703) 709-2300

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.	3

SIGNATURES		4

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

QuadraMed 2008 Incentive Compensation Plan

On March 6, 2008, the Board of Directors (the “Board”) of QuadraMed Corporation (the “Company”), acting on the recommendation of the Compensation Committee of the Board, approved the QuadraMed 2008 Incentive Compensation Plan (the “2008 ICP”). The 2008 ICP is the Company’s primary bonus plan, providing cash incentive compensation to eligible employees. The objectives of the 2008 ICP are to attract, retain and motivate eligible employees; to reward them for the achievement of the Company’s financial targets and individual goals; to align their interests with shareholder interests; and to signal important organizational performance priorities.

In contrast to previous years, the 2008 ICP applies only to Company employees in manager positions and above, including each of our named executive officers Keith Hagen, David Piazza, James Klein, James Milligan and Steven Russell (our “Named Executive Officers”). Individuals in eligible positions must be in those positions prior to October 1, 2008 in order to participate, and their 2008 ICP bonus amounts, if any, will be pro-rated to reflect time of service in the eligible positions. Further, unless otherwise provided in the participant’s employment agreement (if applicable), participants must be employed with the Company on the date of payment (generally, around the end of the Company’s first fiscal quarter of the following year) in order to receive a bonus payment under the 2008 ICP.

The 2008 ICP bonuses would be awarded based upon a mix of the Company’s achievement of profitability milestones related to adjusted EBITDA, revenue and sales bookings and each eligible participant’s achievement of his or her established individual performance objectives, which are generally two to five measurable criteria linked to the Company’s strategy and business needs. The portions of an eligible employee’s 2008 ICP bonus criteria dependent on the Company’s goals and individual goals varies with such employee’s position with the Company, with lower level eligible employees’ bonus amounts being more dependent on individual performance goals and higher level eligible employees’ bonus amounts being more dependent on the Company’s financial performance goals.

If the Company surpasses its profitability targets, the amounts payable under the 2008 ICP may be increased; however, in no event will any eligible employee receive more than 125% of his or her maximum 2008 ICP bonus potential. The amounts payable under the 2008 ICP to an eligible employee will depend upon the percentage of such employee’s base salary that may be earned in the form of a 2008 ICP bonus, ranging generally from 10% for managers to 50% for senior vice presidents, as calculated using such employee’s salary at September 30, 2008. For the Named Executive Officers, Mr. Hagen’s targeted maximum ICP bonus is 100% of his annual base salary, and Messrs. Piazza, Klein, Milligan and Russell’s targeted maximum ICP bonuses are 50% of their annual base salaries.

2008 ICP incentive awards for the 2008 calendar year will be determined by the Board in early 2009, based upon the Company’s financial performance in 2008 as well as the satisfaction of individual performance goals.

QuadraMed 2008 Sales Overachievement Bonus Plan

In addition, also on March 6, 2008, the Board, upon the recommendation of the Compensation Committee, approved a new bonus plan, named the QuadraMed 2008 Sales Overachievement Bonus Plan (the “2008 SOBP”). The 2008 SOBP recognizes and rewards a group of eighteen executives and senior leaders, including each of our Named Executive Officers, for sales bookings in 2008 above a certain initial target level set by the Compensation Committee and approved by the Board (the “Target Bookings”). For each $1 million in 2008 sales bookings (up to $10 million) over the Target Bookings, each 2008 SOBP participant will receive a cash bonus of $3,000. If the Company achieves sales bookings of $10 million or more than the Target Bookings, each participant will receive the maximum payment of $30,000, and the total maximum amount of bonuses payable by the Company for the 2008 SOBP will be $540,000. The 2008 SOBP is separate from the Company’s 2008 ICP; accordingly, any bonuses paid under the 2008 SOBP would be in addition to any 2008 ICP bonuses received by participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2008

QuadraMed Corporation

/s/ David L. Piazza
David L. Piazza,
Executive Vice President and Chief Financial Officer